SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	Joan T. Dupay Senior Vice President & Marketing Director Hudson Valley Bank (914) 768-6895

Frank J. Skuthan Named Group Executive
of Commercial Banking at Hudson Valley Bank

Yonkers, NY — April 22, 2013– Stephen R. Brown, President & Chief Executive Officer of Hudson Valley Holding Corp. (NYSE:HVB), has announced that Frank J. Skuthan, a banking executive with 35 years of experience in strategic planning, marketing, sales and commercial lending, has been named Hudson Valley Bank’s Group Executive for Commercial Banking.

For the past five years, Mr. Skuthan has served as Chief Operating Officer at Hudson Valley with responsibility for marketing, product management and strategic planning, as well as the Bank’s branch system, deposit operations, electronic banking and facilities. He joined the Bank in 2000 as Executive Vice President, Marketing Director.

According to Mr. Brown, as Group Executive for Commercial Banking, “Frank will provide the strategy, vision and leadership for the Bank’s business development efforts aimed at small and mid size businesses and professional services firms. He has the experience, skills and understanding of our markets to bring the right products, services and technology to our customers and area businesses and to help grow the Bank,” Mr. Brown said. “We are confident that his strong background in marketing and sales will help drive our success and achieve our goal of being a high performing, customer focused bank for cash management, lending and investment management services for businesses throughout the metropolitan area.”

Prior to joining Hudson Valley, Mr. Skuthan was a Marketing Director for Ernst & Young in New York City, where he developed and implemented marketing programs for the firm’s US and Global Tax Consulting Practices. He was previously Senior Vice President of Marketing for National Westminster Bank in New York City, where he was responsible for marketing, as well as cash management and trade finance product development and sales. Mr. Skuthan graduated from Georgetown University and earned an MBA in Finance and International Business from New York University Graduate School of Business.

“Michael P. Maloney, who previously headed this group, will focus exclusively on sales and developing new relationships with a diversity of businesses, and an increasing focus on C & I loans,” Mr. Brown said. “Mike has a proven track record of generating business, and freed of administrative responsibilities, he will be able to concentrate on assisting the sales team in prospecting and closing sales, which is integral to our success.”

“With Frank and Mike working closely together, we have an opportunity to reengineer and reinvigorate our strategies for attracting new cash management, lending and investment management business, while continuing to provide our customers with our traditionally high level of personal service and private banking experience,” he said.

#

About Hudson Valley Holding Corp. Through its Hudson Valley Bank subsidiary, Hudson Valley Holding Corp. (NYSE: HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York. Headquartered in Yonkers, N.Y., the company provides a full range of banking, trust and investment management services to niche commercial customers and their principals throughout Westchester and Rockland counties, the Bronx, Brooklyn and Manhattan. Hudson Valley is the largest bank headquartered in Westchester County, with $2.9 billion in assets, $2.5 billion in deposits and 36 branches at December 31, 2012. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.